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EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

NAME	JURISDICTION OF INCORPORATION
MoSys International, Inc.	California, USA
MoSys India Pvt. Ltd	India
MagnaLynx, Inc.	Iowa

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  EXHIBIT 21.1